EXHIBIT 99.1

For Immediate Release

WM Announces First Quarter Earnings	FOR MORE INFORMATION Waste Management Website www.wm.com

Strong Operational Performance Drives Double-Digit Growth in Revenue, Operating EBITDA and Net Cash Provided by Operating Activities

Houston — Apr. 26, 2022 — WM (NYSE: WM) today announced financial results for the quarter ended March 31, 2022.

					Analysts
	Three Months Ended		Three Months Ended		Ed Egl
	March 31, 2022 (in millions, except per share amounts)		March 31, 2021 (in millions, except per share amounts)		713.265.1656 eegl@wm.com
	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$4,661	$4,661	$4,112	$4,112	Media Toni Werner

Income from Operations	$768	$803	$650	$689	media@wm.com

Operating EBITDA(b)	$1,250	$1,285	$1,122	$1,161

Operating EBITDA Margin	26.8%	27.6%	27.3%	28.2%

Net Income(c)	$513	$540	$421	$450

Diluted EPS	$1.23	$1.29	$0.99	$1.06

“We had an excellent start to the year, as our first quarter results put us on a path to comfortably achieve our full-year guidance,” said Jim Fish, WM’s President and Chief Executive Officer. “I am proud of how we continue to respond to inflationary pressures in our business. Our teams executed remarkably well, delivering double-digit growth in revenue, operating EBITDA and net cash provided by operating activities in the quarter. We also advanced our long-term strategic priorities of providing the best workplace for our employees, progressing technology and automation that differentiates WM and reduces costs, and leveraging our sustainability platform for growth.”

Fish continued, “In addition, the key leading performance indicators within our business, such as special waste volumes, construction and demolition volumes, and new business formation, point to continued strong economic activity and business performance for the balance of the year.”

KEY HIGHLIGHTS FOR THE FIRST QUARTER OF 2022

Revenue

●	Core price for the first quarter of 2022 was 7.3% compared to 3.4% in the first quarter of 2021.(d)
●	Collection and disposal yield was 5.5% in the first quarter of 2022 compared to 2.8% in the first quarter of 2021.(f)

●	Total Company volumes increased 3.6% in the first quarter of 2022, or 3.2% on a workday adjusted basis, compared to a decline of 3.3% in the first quarter of 2021, or a decline of 2.7% on a workday adjusted basis.(f)

Cost Management

●	Operating expenses as a percentage of revenue increased 120 basis points to 62.3% when compared to the first quarter of 2021 but improved 70 basis points when compared to the fourth quarter of 2021. The increase in operating expense margin in the first quarter, when compared to the prior year, was primarily due to the impacts of increased wages for front-line employees, higher commodity prices for recyclables, and alternative fuel tax credits received in the prior year that have not yet been renewed for 2022.
●	SG&A expenses were 10.5% of revenue in the first quarter of 2022 compared to 11.1% in the first quarter of 2021. On an adjusted basis, SG&A expenses were 10.1% of revenue in the first quarter of 2022 compared to 10.7% in the first quarter of 2021.(a)

Profitability

●	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, was $1.4 billion, or 31.2% of revenue, for the first quarter of 2022, compared to $1.3 billion, or 31.8% of revenue, for the first quarter of 2021.(e)
●	Operating EBITDA in the Company’s recycling line of business, adjusted on the same basis as total Company operating EBITDA, improved by $23 million compared to the first quarter of 2021. The improvement was primarily driven by increases in market prices for recycled commodities.
●	Operating EBITDA in the Company’s renewable energy business, adjusted on the same basis as total Company operating EBITDA, improved by $13 million compared to the first quarter of 2021, primarily driven by increases in the value of renewable fuel standard credits, or RINs.

Free Cash Flow & Capital Allocation

●	In the first quarter of 2022, net cash provided by operating activities was $1.26 billion compared to $1.12 billion in the first quarter of 2021. The improvement in net cash provided by operating activities was primarily driven by the increase in operating EBITDA.
●	In the first quarter of 2022, capital expenditures to support the business were $371 million compared to $259 million in the first quarter of 2021. In addition, in the first quarter of 2022, capital expenditures for sustainability growth investments were $47 million compared to $11 million in the first quarter of 2021.
●	In the first quarter of 2022, free cash flow was $845 million compared to $865 million in the first quarter of 2021.(a) In the first quarter of 2022, free cash flow without sustainability growth investments was $892 million compared to $876 million in the first quarter of 2021.(a)
●	During the first quarter of 2022, $525 million was returned to shareholders, including $275 million of cash dividends and $250 million allocated to share repurchases.

Fish concluded, “In addition to our strong financial performance, we also take pride in being recognized among the World’s Most Ethical Companies by Ethisphere in March. This was the 13th time WM has received this distinction, and it reflects our commitment to being a responsible operator that achieves success with integrity.”

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	In the fourth quarter of 2021, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business.

(f)	Beginning in the fourth quarter of 2021, changes in the Company’s renewable energy revenue are reflected as components of the changes in revenue attributable to yield (included in “Fuel & Other”) and volume. The Company has restated the prior periods to be consistent with the current year presentation.

The Company will host a conference call at 10 a.m. ET today to discuss the first quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investors section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 3365157 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1 p.m. ET today through 5 p.m. ET on Tuesday, May 11, 2022. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406 and use the replay conference ID number 3365157.

about waste management
WM, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America, providing services throughout the United States and Canada. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

Forward-Looking Statements
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements regarding future performance or financial results of our business; achievement of financial guidance; future volumes and economic activity; and future execution of strategic priorities, including pricing, cost reduction, investments and sustainability projects and growth. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets, consummate and integrate acquisitions; failure to obtain the results anticipated from acquisitions, including continuing to realize the strategic benefits and cost synergies from our acquisition of Advanced Disposal Services, Inc.; environmental and other regulations, including developments related to emerging contaminants, gas emissions and renewable fuel; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits; failure to attract, hire and retain key team members and a high quality workforce; changes in wage and labor related regulations; significant storms and destructive climate events; public health risk and other impacts of COVID-19 or similar pandemic conditions, including related regulations, resulting in increased costs and social, labor and commercial disruption; macroeconomic pressures and market disruption resulting in labor, supply chain and transportation constraints and inflationary cost pressure; increased competition; pricing actions; commodity price fluctuations; impacts from Russia’s recent invasion of Ukraine and the resulting geopolitical conflict and international response, including increased risk of cyber incidents and exacerbation of market disruption, inflationary cost pressure and changes in commodity prices, fuel and other energy costs; international trade restrictions; disposal alternatives and waste diversion; declining waste volumes; weakness in general economic conditions and capital markets; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning and human capital management system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures
To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted SG&A expenses, adjusted operating EBITDA, adjusted operating EBITDA margin, and free cash flow. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating revenues	$4,661	$4,112
Costs and expenses:
Operating	2,903	2,514
Selling, general and administrative	491	458
Depreciation and amortization	482	472
Restructuring	—	1
Loss from divestitures, asset impairments and unusual items, net	17	17
	3,893	3,462
Income from operations	768	650
Other income (expense):
Interest expense, net	(85)	(97)
Equity in net losses of unconsolidated entities	(15)	(9)
Other, net	3	1
	(97)	(105)
Income before income taxes	671	545
Income tax expense	157	124
Consolidated net income	514	421
Less: Net income (loss) attributable to noncontrolling interests	1	—
Net income attributable to Waste Management, Inc.	$513	$421
Basic earnings per common share	$1.24	$1.00
Diluted earnings per common share	$1.23	$0.99
Weighted average basic common shares outstanding	415.7	422.9
Weighted average diluted common shares outstanding	417.8	424.3

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$155	$118
Receivables, net	2,479	2,546
Other	425	405
Total current assets	3,059	3,069
Property and equipment, net	14,298	14,419
Goodwill	9,034	9,028
Other intangible assets, net	868	898
Other	1,960	1,683
Total assets	$29,219	$29,097
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,371	$3,374
Current portion of long-term debt	435	708
Total current liabilities	3,806	4,082
Long-term debt, less current portion	13,052	12,697
Other	5,215	5,192
Total liabilities	22,073	21,971
Equity:
Waste Management, Inc. stockholders’ equity	7,144	7,124
Noncontrolling interests	2	2
Total equity	7,146	7,126
Total liabilities and equity	$29,219	$29,097

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Consolidated net income	$514	$421
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	482	472
Other	80	63
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	182	164
Net cash provided by operating activities	1,258	1,120
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(9)	(7)
Capital expenditures	(418)	(270)
Proceeds from divestitures of businesses and other assets, net of cash divested	5	15
Other, net	(150)	(72)
Net cash used in investing activities	(572)	(334)
Cash flows from financing activities:
New borrowings	2,362	—
Debt repayments	(2,471)	(329)
Common stock repurchase program	(250)	(250)
Cash dividends	(275)	(247)
Exercise of common stock options	9	17
Tax payments associated with equity-based compensation transactions	(34)	(28)
Other, net	24	7
Net cash used in financing activities	(635)	(830)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	1	2
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	52	(42)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	194	648
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$246	$606

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended
	March 31,
	2022	2021
Commercial	$1,287	$1,131
Industrial	836	743
Residential	805	782
Other collection	153	116
Total collection	3,081	2,772
Landfill	1,051	915
Transfer	486	465
Recycling	453	342
Other	575	477
Intercompany (a)	(985)	(859)
Total	$4,661	$4,112

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended March 31, 2022 vs. 2021
		As a % of		As a % of
		Related		Total
	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$197	5.5%
Recycling commodities(d)	116	35.7
Fuel surcharges and other(e)	90	46.5
Total average yield(f)			$403	9.8%
Volume(e)			148	3.6
Internal revenue growth			551	13.4
Acquisitions			3	0.1
Divestitures			(5)	(0.1)
Foreign currency translation			—	—
Total			$549	13.4%

	Period-to-Period Change for the
	Three Months Ended
	March 31, 2022 vs. 2021
	As a % of Related Business(b)
	Yield	Volume(g)
Commercial	7.9%	3.3%
Industrial	7.7	1.0
Residential	5.0	(3.5)
Total collection	6.7	1.1
MSW	5.1	5.1
Transfer	3.3	0.4
Total collection and disposal	5.5%	3.8%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability and changes in fees.

(e)	Beginning in the fourth quarter of 2021, includes changes in our revenue attributable to our WM Renewable Energy business. We have revised our prior year results to conform with the current year presentation.

(f)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(g)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

Unaudited)

Free Cash Flow(a)

	Three Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities	$1,258	$1,120
Capital expenditures to support the business	(371)	(259)
Proceeds from divestitures of businesses and other assets, net of cash divested	5	15
Free cash flow without sustainability growth investments	892	876
Capital expenditures - sustainability growth investments	(47)	(11)
Free cash flow	$845	$865

	Three Months Ended
	March 31,
	2022	2021
Supplemental Data
Internalization of waste, based on disposal costs	68.4%	68.0%
Landfill amortizable tons (in millions)	29.1	27.6
Acquisition Summary(b)
Gross annualized revenue acquired	$3	$6
Total consideration, net of cash acquired	6	9
Cash paid for acquisitions consummated during the period, net of cash acquired	5	7
Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	4	8

Landfill Amortization and Accretion Expenses:

	Three Months Ended
	March 31,
	2022	2021
Landfill amortization expense:
Cost basis of landfill assets	$134	$123
Asset retirement costs	33	34
Total landfill amortization expense(c)	167	157
Accretion expense	28	26
Landfill amortization and accretion expense	$195	$183

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(c)	The increase in landfill amortization was driven by landfill volume increases and changes in estimates, which includes changes in the anticipated timing of capping, closure and post-closure activities.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31, 2022
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$768	$671	$157		$513	$1.23
Adjustments:
Enterprise resource planning system implementation-related costs	15	15	4		11
Advanced Disposal integration-related costs	4	4	1		3
Other, net(c)	16	16	3		13
	35	35	8		27	0.06
As adjusted amounts	$803	$706	$165	(b)	$540	$1.29
Depreciation and amortization	482
As adjusted operating EBITDA	$1,285

	Three Months Ended March 31, 2021
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$650	$545	$124		$421	$0.99
Adjustments:
Enterprise resource planning system implementation-related costs	6	6	2		4
Advanced Disposal integration-related costs	16	16	4		12
Loss from divestitures, asset impairments and unusual items, net	17	17	4		13
	39	39	10		29	0.07
As adjusted amounts	$689	$584	$134	(b)	$450	$1.06
Depreciation and amortization	472
As adjusted operating EBITDA	$1,161

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The first quarter 2022 and 2021 adjusted effective tax rates were 23.5% and 22.8%, respectively.
(c)	Includes a $17 million charge to increase the recorded liability for a subsidiary’s estimated potential share of a proposed environmental remediation plan at a closed site.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31, 2022		March 31, 2021
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$4,661		$4,112

SG&A expenses, as reported	$491	10.5%	$458	11.1%
Adjustments:
Enterprise resource planning system implementation-related costs	(15)		(6)
Advanced Disposal integration-related costs	(3)		(14)
As adjusted SG&A expenses	$473	10.1%	$438	10.7%

2022 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,525	$4,675
Capital expenditures to support the business	(1,950)	(2,050)
Proceeds from divestitures of businesses and other assets, net of cash divested	25	75
Free cash flow without sustainability growth investments	$2,600	$2,700
Capital expenditures - sustainability growth investments	(550)	(550)
Free cash flow	$2,050	$2,150

(a) The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2022. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended March 31,
	2022		2021
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$223	1.4%	$152	1.1%
Accretion expense	$28	0.6%	$26	0.7%